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EXHIBIT 21.1

SUBSIDIARIES OF RFS HOTEL INVESTORS, INC.

(1)	RFS Partnership, L.P.
(2)	Ridge Lake LLC
(3)	Ridge Lake General Partner, Inc.
(4)	Ridge Lake L.P.
(5)	RFS Managers, Inc.
(6)	RFS Financing Corporation
(7)	RFS Financing Partnership, L.P.
(8)	RFS MM 1 1998 Corporation
(9)	RFS SPE 1 1998 LLC
(10)	RFS MM 2 1998 Corporation
(11)	RFS SPE 2 1998 LLC
(12)	RFS MM 2000 Corporation
(13)	RFS SPE 2000 LLC
(14)	RFS MM 2 2000 Corporation
(15)	RFS SPE 2 2000 LLC
(16)	RFS TRS Holdings, Inc.
(17)	RFS Leasing II, Inc.
(18)	RFS Leasing III, Inc.
(19)	RFS Leasing IV, Inc.
(20)	RFS Leasing V, Inc.
(21)	RFS Leasing VI, Inc.
(22)	RFS Leasing VII, Inc
(23)	RFS Wharf Property Corporation
(24)	RFS Financing Partnership II, LP
(25)	Wharf Associates
(26)	RFS 2002 Financing, Inc.

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SUBSIDIARIES OF RFS HOTEL INVESTORS, INC.